Qualstar Reports Fiscal 2011 Second Quarter Results

SIMI VALLEY, CA -- (Marketwire - February 14, 2011) - Qualstar® Corporation (NASDAQ: QBAK), a manufacturer of automated tape storage solutions and high efficiency power supplies, today reported financial results for the second quarter of fiscal 2011 ended December 31, 2010.

Fiscal 2011 Second Quarter Financial Results

Revenues for the second quarter of fiscal 2011 were $4.1 million, compared to $3.6 million for the same quarter of fiscal 2010, an increase of $0.5 million or 14.2 percent. Loss from operations was $0.3 million compared to a loss from operations of $0.9 million in the second quarter of fiscal 2010. Net loss was $0.3 million or $(0.02) per basic and diluted share, compared to a net loss of $0.8 million, or $(0.07) per basic and diluted share for the second quarter of fiscal 2010.

Tape library segment revenues were $2.6 million for the second quarter, unchanged from the same quarter last year. Power supply segment revenues were $1.5 million for the quarter, compared to $1.0 million in the prior year quarter, an increase of $0.5 million, or 57.9 percent.

Gross profit increased to $1.6 million, or 39.4 percent of net revenues, for the three months ended December 31, 2010, from $1.2 million, or 33.2 percent of net revenues, for the three months ended December 31, 2009. The increase in gross profit is attributed to a change in product mix and a decrease in inventory reserves.

Research and development ("R&D") expenses for the second quarter of fiscal 2011 were $0.7 million, or 17.7 percent of revenues, compared to $0.8 million, or 22.5 percent of revenues, for the second quarter of fiscal 2010. The decrease is due primarily to lower compensation expenses related to headcount reductions. Sales and marketing expenses were comparable in dollars, at $0.6 million, or 14.1 percent of revenues in the second quarter of fiscal 2011, compared to $0.6 million, or 17.3 percent of revenues, in the corresponding period last year. General and administrative expenses were comparable in dollars, at $0.6 million, or 15.8 percent of revenues in the second quarter of fiscal 2011, compared to $0.6 million, or 17.9 percent of revenues, for the same period last year.

Commenting on the Company's second quarter results, Bill Gervais, president and chief executive of Qualstar said, "Revenues of $4.1 million in the second quarter were within our expected guidance range and increased more than 14 percent on a year-over-year basis. The top line growth was driven by our XLS enterprise class libraries, which continue to generate demand with a total of 21 XLS units shipped in the quarter to a variety of end users. We have shipped as many XLS units during the first six months of fiscal 2011 as we shipped during the entire year of fiscal 2010."

Gervais continued, "Our N2Power business also enjoyed another strong quarter with revenues of $1.5 million, up nearly 58 percent compared to the same period year. Looking forward, our power supply products should continue to generate demand due to worldwide interest in more energy efficient designs."

Fiscal 2011 Six-Month Financial Results

Qualstar reported revenues of $9.3 million for the first six months of fiscal 2011, compared with $7.3 million for the first six months of fiscal 2010. The Company's net loss for the first six months of fiscal 2011 was $0.1 million, or $(0.01) per basic and diluted share, compared with a net loss of $1.7 million, or $(0.14) per basic and diluted share, in the first six months of fiscal 2010.

Cash, cash equivalents and marketable securities were $22.8 million at December 31, 2010, compared to $24.3 million at June 30, 2010. Inventory, net of reserves, at December 31, 2010 was $5.9 million, compared to $4.8 million at June 30, 2010.

Qualstar Corporation Conference Call

Company management will hold a conference call to discuss its fiscal 2011 second quarter results on Monday, February 14, 2011 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available after the live conference call. Additionally, participants can dial into the live conference call by calling 800-762-8795 or 480-629-9773. An audio replay will be available through February 21, 2011, by calling 800-406-7325 or 303-590-3030, and entering access code 4409807.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company's products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Forward-Looking Statements

Statements concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its products; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; and, adverse changes in market demand for its products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2010, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K.

                           QUALSTAR CORPORATION
                    CONDENSED STATEMENTS OF OPERATIONS
                 (in thousands, except per share amounts)
                                (UNAUDITED)

                                       Three Months Ended Six Months Ended
                                        ----------------  ----------------
                                           December 31,      December 31,
                                          2010     2009     2010     2009
                                        -------  -------  -------  -------

Net revenues                            $ 4,107  $ 3,597  $ 9,348  $ 7,276

Cost of goods sold                        2,490    2,403    5,619    5,119
                                        -------  -------  -------  -------

Gross profit                              1,617    1,194    3,729    2,157
                                        -------  -------  -------  -------

Operating expenses:
  Research and development                  725      809    1,432    1,611
  Sales and marketing                       581      624    1,217    1,168
  General and administrative                650      645    1,299    1,316
                                        -------  -------  -------  -------
     Total operating expenses             1,956    2,078    3,948    4,095
                                        -------  -------  -------  -------

Loss from operations                       (339)    (884)    (219)  (1,938)

Investment Income                            43       86       90      189
                                        -------  -------  -------  -------

Loss before income taxes                   (296)    (798)    (129)  (1,749)

Provision for income taxes                    -        -        -        -
                                        -------  -------  -------  -------

Net loss                                $  (296) $  (798) $  (129) $(1,749)
                                        =======  =======  =======  =======

Loss per share:
                                        -------  -------  -------  -------
  Basic and Diluted                     $ (0.02) $ (0.07) $ (0.01) $ (0.14)
                                        =======  =======  =======  =======

Shares used to compute loss per share:
                                        -------  -------  -------  -------
  Basic and Diluted                      12,253   12,253   12,253   12,253
                                        =======  =======  =======  =======

                                        -------  -------  -------  -------
Cash dividends declared per common
 share                                  $     -  $  0.06  $     -  $  0.12
                                        =======  =======  =======  =======

                           QUALSTAR CORPORATION
                         CONDENSED BALANCE SHEETS
                              (in thousands)

                                                  December 31,   June 30,
                                                      2010         2010
                     ASSETS                        (Unaudited)   (Audited)
                                                  ------------ ------------

Current assets:
  Cash and cash equivalents                       $      1,372 $      2,234
  Marketable securities, short-term                     12,628       12,033
  Receivables, net of allowance for doubtful
   accounts of $196 as of December 31, 2010 and
   $113 as of June 30, 2010                              2,816        2,829
  Inventories, net                                       5,860        4,823
  Prepaid expenses and other current assets                323          299
                                                  ------------ ------------

       Total current assets                             22,999       22,218
                                                  ------------ ------------

Property and equipment, net                                217          260
Marketable securities, long-term                         8,803        9,997
Other assets                                                46           46
                                                  ------------ ------------

       Total assets                               $     32,065 $     32,521
                                                  ============ ============

      LIABILITIES AND SHAREHOLDERS'  EQUITY

Current liabilities:
  Accounts payable                                $      1,120 $      1,225
  Accrued payroll and related liabilities                  297          521
  Other accrued liabilities                                893          903
                                                  ------------ ------------

       Total current liabilities                         2,310        2,649
                                                  ------------ ------------

Other long-term liabilities                                 25           25
Commitments and contingencies
Shareholders' equity:
  Common stock, no par value; 50,000 shares
   authorized, 12,253 shares issued and outstanding
   as of December 31, 2010 and June 30, 2010            18,842       18,830
  Accumulated other comprehensive income                    64           64
  Retained earnings                                     10,824       10,953
                                                  ------------ ------------
       Total shareholders' equity                       29,730       29,847
                                                  ------------ ------------

       Total liabilities and shareholders' equity $     32,065 $     32,521
                                                  ============ ============

Contact:

Nicki Andalon
Vice President & CFO
Qualstar Corporation
(805) 583-7744
nandalon@qualstar.com

Lasse Glassen
General Information
Financial Relations Board
(213) 486-6546
lglassen@mww.com